ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into on October 13, 2010 (the “Effective Date”), by and between Atrinsic, Inc., a Delaware corporation (“Atrinsic”) and Brilliant Digital Entertainment, Inc., a Delaware corporation (“Brilliant Digital”) and its wholly-owned subsidiary, Altnet, Inc., a Delaware corporation (“Altnet”).  Brilliant Digital and Altnet are collectively referred to herein as “BDE”, and Atrinsic and BDE are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Atrinsic will purchase certain assets and assume certain of the liabilities of BDE in consideration of shares of Atrinsic’s common stock.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1. DEFINITIONS.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to the assets of BDE that relate to the Business, including but not limited to any such (a) Webpages, (b) tangible personal property, (c) Intellectual Property (including the Kazaa Trademark), all goodwill associated therewith, all licenses and sublicenses granted and obtained with respect thereto, and all rights thereunder, all remedies against infringements thereof, and all rights to protection of interests therein under the laws of all jurisdictions, (d) Acquired Contracts, (e) accounts receivable from third parties other than Atrinsic, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) copies of necessary books, records, ledgers, files, documents, and correspondence, (h) customer lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (i) short code, (j) Subscriber Database and (k) the Vozzi Browser, provided, however, that the Acquired Assets shall not include (i) BDE’s certificate of formation, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books, blank membership interest certificates, and other documents relating to the organization, maintenance, and existence of Brilliant Digital and its Subsidiaries as corporations, (ii) any of the rights of BDE under this Agreement (or under any side agreement between BDE on the one hand and Atrinsic on the other hand entered into on or after the date of this Agreement), (iii) Cash, (iv) any contract or agreement that is not an Acquired Contract or (v) any security deposits and letters of credit made or obtained by BDE in connection with that certain Agreement for the Inclusion of Universal Sound Recordings and Universal Master Tones in Online, On-Demand Subscription Services, dated January 3, 2008, by and between UMG Recordings, Inc. and Brilliant Digital, as amended.

“Acquired Contracts” means those contracts and agreements set forth on Schedule 3(o)(i) hereto.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses but specifically excluding consequential or diminution in value claims.”

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly, is controlled by, controls or is under common control with that Person.  “Control,” with respect to any Person, means the power, directly or indirectly, to direct the management and policies of that Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Altnet” has the meaning set forth in the preface above.

“Assumed Liabilities” means (a) all obligations of BDE under the Acquired Contracts that arise after the Closing (but only to the extent that such obligations do not arise from or relate to any breach (with or without due notice or lapse of time or both) by BDE of any such Acquired Contracts on or prior to the Closing and do not arise from or relate to any event, circumstance, or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach by BDE of any of such Acquired Contracts) including obligations (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (b) all other Liabilities and obligations arising from Atrinsic’s use of the Acquired Assets after Closing and (c) in the event that a Music Rights Holder challenges the correctness of a Royalty payment made to it by BDE pursuant to the terms of the Master Services Agreement and it is determined by the Parties that an additional Royalty is due and payable to such Music Rights Holder as a result of such assertion (the “Underpaid Royalty”), then Atrinsic shall be responsible for the payment of such Underpaid Royalty (but only to the extent that such Underpaid Royalty does not arise from or relate to any material breach (with or without due notice or lapse of time or both) by BDE of any of its obligations under the Master Services Agreement, does not arise from or relate to any event, circumstance, or condition occurring or existing on or prior to the receipt of notice from the applicable Music Rights Holder that, with notice or lapse of time, would constitute or result in a material breach by BDE of any of its obligations under the Master Services Agreement, or does not arise as a result of BDE’s fraud); provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of BDE for Taxes, (ii) any Liability of BDE for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because BDE is transferring the Acquired Assets; provided, however, that Atrinsic will be responsible for one-half of any transfer or sales taxes resulting from the transfer of the Acquired Assets), (iii) any Liability of BDE for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iv) any obligation of BDE to indemnify any Person (including any BDE stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of BDE or was serving at the request of BDE as a partner, director, manager, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, operating agreement, or otherwise), (v) any Liability of BDE for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Excluded Indebtedness and Obligations, (vii) except as otherwise provided in the Marketing Services Agreement and/or Master Services Agreement as in effect immediately prior to the Closing Date, any Liability in connection with Regulatory Actions arising from occurrences or events before the Closing Date, (viii) except as otherwise provided in the Marketing Services Agreement and/or Master Services Agreement as in effect immediately prior to the Closing Date and except for refunds issued in the Ordinary Course of Business which will be Assumed Liabilities, any Liability associated with Consumer Complaints arising from occurrences or events before the Closing Date (ix) any Liability associated with the compensation, benefits or negligence of any director, officer, or other employee of BDE, (x) any Liability associated with Permitted Liens in existence as of the Closing, (xi) any Liability under any contract or agreement that is not an Acquired Contract, including, without limitation, any promissory note issued by BDE, (xii) any liability or obligation of BDE relating to any asset of BDE that is not an Acquired Asset and (xiii) any Liability or obligation of BDE under this Agreement (or under any side agreement between BDE on the one hand and Atrinsic on the other hand entered into on or after the date of this Agreement), each of which shall be Retained Liabilities.

“Atrinsic” has the meaning set forth in the preface above.

“Atrinsic Common Stock” means the common stock of Atrinsic, par value $.001 per share.

“Business” means the subscription-based music service operated by BDE, including the current Kazaa music subscription business.

“BDE” has the meaning set forth in the preface above.

“Cash” means cash on hand and on deposit in banks and other financial institutions and cash equivalents (including marketable securities and short-term bonds and other investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Closing Share Consideration” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of BDE or Atrinsic that is not already generally available to the public.

“Consumer Complaints” means a subscriber allegation of wrongdoing.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Excluded Indebtedness and Obligations” means any indebtedness owed by BDE to its Affiliates.

“Financial Statements” has the meaning set forth in Section 3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and invention disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks (including without limitation the Kazaa Trademark), service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names (including, but not limited to, Kazaa.com and Altnet.com) (i.e., any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet) and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and derivative works thereof, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), and (g) all advertising and promotional materials and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Kazaa Trademark” means the word mark Kazaa, Registration No. 3648965, and all right, title and interest therein, for the United States and for all foreign countries, and all renewals, extensions, registrations and applications thereof, together with the goodwill of the business symbolized thereby.

“Knowledge of BDE” means actual knowledge of Kevin Bermeister or Anthony Neumann after reasonable investigation.

 “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Marketing Services Agreement” means that certain Marketing Services Agreement entered into as of March 26, 2010 and effective as of July 1, 2009 by and between Brilliant Digital and Atrinsic.

“Master Services Agreement” means that certain Master Services Agreement entered into as of March 26, 2010 and effective as of July 1, 2009 by and between Brilliant Digital and Atrinsic.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business or assets of the Business with respect to BDE or the business or assets of Atrinsic, as is applicable, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Atrinsic has actual knowledge as of the date hereof and (c) any adverse change in or effect on the Business that is cured before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 8 hereof, or (7) the impact on the Business relating to the announcement of the transactions contemplated by this Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(g) below.

 “Music Rights Holders” means the owners or other holders of music rights and/or third parties appointed by such owners or rights holders to manage such music rights.  For avoidance of doubt, the term Music Rights Holders includes, without limitation, music publishing companies, record labels, performance rights organizations (e.g., SESAC, BMI and ASCAP), and mechanical rights organizations (e.g., Harry Fox Agency, and American Mechanical Rights Agency).

“Ordinary Course of Business” means BDE’s ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Party” has the meaning set forth in the preface above.

“Patent License” means the Patent License to be entered into among Atrinsic, Brilliant Digital and Kinetech, Inc., attached hereto as Exhibit A.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges, assessments or levies that are not delinquent, (ii) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that do not materially detract from the value of the property encumbered thereby, (iii) other Liens the existence of which do not materially impair the operations of BDE in the ordinary course or the value of its assets taken as a whole, (iv) minor imperfections of title, conditions, easements and reservations of rights, including easements and reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, encroachments, covenants and restrictions and (v) any inchoate Liens for Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proxy Statement” has the meaning set forth in Section 6(a) below.

“Purchase Price” has the meaning set forth in Section 2(c) below.

“Registration Rights Agreement” means the form of Registration Rights Agreement attached hereto as Exhibit B.

“Regulatory Actions” means an allegation of wrongdoing by a Governmental Authority, including requests for information, investigations and formal complaints.

“Required Atrinsic Vote” means the approval of the issuance of the Share Consideration as contemplated by this Agreement by a vote of a majority of the total votes cast on such proposal at a meeting of the stockholders of Atrinsic at which a majority of the Atrinsic Common Stock entitled to vote is present in person or represented by proxy.

“Required BDE Vote” means the approval of the transactions contemplated by this Agreement, including the sale of the Acquired Assets, by a majority of the outstanding capital stock of Brilliant Digital entitled to vote thereon.

“Retained Liabilities” has the meaning set forth in Section 2(b) below.

“Royalty” means all royalties, licenses, fees and expenses payable to the Music Rights Holders related to licensed music, audio and other content files and offerings to be provided as part of BDE’s Services (as defined in the Master Services Agreement).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Consideration” has the meaning set forth in Section 2(c) below.

“Signing Share Consideration” means 4,161,430 shares of Atrinsic’s common stock.

“Subscriber Database” means the listing of all active BDE subscribers relating to the Business that could be billed on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of governors, directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transition Services Agreement” means an agreement to be entered into between the Parties in relation to transition services to be provided by BDE to Atrinsic post Closing.

“Vozzi Browser” means the Vozzi software and applications described on Exhibit C hereto.

   “Webpages” means all pages active on the domain Kazaa, any sub-domains and any other pages used by BDE in the operation of the Business to acquire subscribers.  Notwithstanding the foregoing it excludes any pages used by third parties to acquire subscribers for BDE.

SECTION 2. BASIC TRANSACTION.

(a) Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Atrinsic agrees to purchase from BDE, and BDE agrees to sell, transfer, convey, and deliver to Atrinsic, all of the Acquired Assets at the Closing, for the consideration specified below in this Section 2.

(b) Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Atrinsic agrees to assume and become responsible for all Assumed Liabilities at the Closing.  Atrinsic will not assume or have any responsibility, however, with respect to any other Liability of BDE not included within the definition of Assumed Liabilities (the “Retained Liabilities”).

(c) Purchase Price.  The Purchase Price for the Acquired Assets shall consist of (i) the assumption of the Assumed Liabilities by Atrinsic, and (ii) 11,287,095 shares of Atrinsic’s Common Stock less the Signing Share Consideration (the “Closing Share Consideration”)(the Signing Share Consideration and the Closing Share Consideration are herein referred to collectively as the “Share Consideration”).

(d) Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stubbs, Alderton & Markiles, LLP, in Sherman Oaks, California commencing at 12:00 p.m. local time on July 11, 2011 or such other date as the Parties may mutually determine (the “Closing Date”).

(e) Deliveries at Closing.  At the Closing, (i) BDE will deliver to Atrinsic the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) Atrinsic will deliver to BDE the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) BDE will execute, acknowledge (if appropriate), and deliver to Atrinsic (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto, and (B) such other instruments of sale, transfer, conveyance, and assignment as Atrinsic and its counsel may reasonably request; (iv) Atrinsic will execute, acknowledge (if appropriate), and deliver to BDE (A) assumptions in the form attached hereto and (B) such other instruments of sale, transfer, conveyance, and assumption as BDE and its counsel may reasonably request; and (v) Atrinsic will deliver to Brilliant Digital the Closing Share Consideration.

(f) Allocation.  Within 15 days after the Closing Date, Atrinsic shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Atrinsic shall deliver such allocation to BDE, and BDE shall have the opportunity to review and comment on the proposed allocation.  If BDE concurs with the proposed allocation, in writing, it shall be the final allocation.  If BDE differs with the proposed allocation, the parties shall negotiate in good faith to arrive at a mutually agreeable allocation.  When the parties agree on a final allocation, they shall document their agreement in writing and Atrinsic, BDE, and their respective Affiliates shall file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) consistent with the agreed upon allocation.  BDE shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Atrinsic may reasonably request to prepare such allocation. Neither Atrinsic nor BDE shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.  Notwithstanding the foregoing, Atrinsic shall have the sole and absolute discretion to determine the allocation of Purchase Price (and all other capitalized costs) among the Acquired Assets for purposes of, and that will be used in, its filings with the Securities and Exchange Commission.

SECTION 3. BDE’S WARRANTIES.  BDE represents and warrants to Atrinsic that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) unless another date is specified, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of BDE.  Each of Brilliant Digital and Altnet are corporations duly organized, validly existing, and in good standing under the laws of the state of Delaware, have all requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted, and are duly qualified and in good standing to do business in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Certificate of Incorporation and By-laws of each of Brilliant Digital and Altnet, copies of which are attached to Section 3(a) of the Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement and as of the Closing.

(b) Authorization of Transaction.  (i) Each of Brilliant Digital and Altnet has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Brilliant Digital and Altnet, with the exception of the Required BDE Vote, which shall be sought by Brilliant Digital prior to the Closing.  The Required BDE Vote is the only vote of the holders of any class or series of Brilliant Digital’s capital stock or the capital stock of Altnet that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(ii) This Agreement has been duly executed and delivered by Brilliant Digital and Altnet, and, assuming due authorization, execution and delivery by Atrinsic, constitutes the valid and legally binding obligation of each of Brilliant Digital and Altnet, enforceable in accordance with its terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Brilliant Digital or Altnet are subject or any provision of the charter or bylaws of such parties or (ii) except as set forth on Schedule 3(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Brilliant Digital or Altnet are a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of their assets).  Except as set forth on Schedule 3(c), neither Brilliant Digital or Altnet needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees.  BDE has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Atrinsic could become liable or obligated.

(e) Title to Assets.  Except as set forth on Schedule 3(e), BDE has good and transferable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.  The Acquired Assets are sufficient to operate the Business as presently conducted, and no other Subsidiary of BDE has any right, title, or interest in any other assets that are required to operate the Business as presently conducted.

(f) Intentionally omitted.

(g) Financial Statements.  The Disclosure Schedule includes the following financial statements (collectively the “Financial Statements”) for BDE: (i) unaudited balance sheets and statements of income as of and for the fiscal years ended December 31, 2009 and December 31, 2008, and statements of cash flow for the fiscal year ended December 31, 2009; and (ii) unaudited statements of income, balance sheets, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2010 (the “Most Recent Fiscal Month End”). To the knowledge of BDE, the Financial Statements present fairly in all material respects the financial condition of BDE as of such dates and the results of operations of BDE for such periods, are correct and complete, and are consistent with the books and records of BDE (which books and records are correct and complete), provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually on in the aggregate).

(h) Events Subsequent to Most Recent Fiscal Month End.  Between the Most Recent Fiscal Month End and the Effective Date, there has not been any Material Adverse Change. Without limiting the generality of the foregoing and except as set forth on Schedule 3(h), since that date:

(i) BDE has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, relating to the Business other than in the Ordinary Course of Business;

(ii) BDE has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Business (a) outside the Ordinary Course of Business or (b) that involve more than $10,000;

(iii) No party (including BDE) has accelerated, terminated, modified, cancelled any agreement, contract, lease or license relating to the Business (or series of related agreements, contract, leases, and licenses) involving more than $10,000 to which BDE is a party or by which it is bound outside the Ordinary Course of Business.

(iv) BDE has not imposed or permitted to exist any Lien, except Permitted Liens, upon any of its assets, tangible or intangible, relating to the Business;

(v) In connection with the operation of the Business, BDE has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than an Affiliate, (or series of related capital investments, loans, and acquisitions), either involving more than $10,000 or outside the Ordinary Course of Business;

(vi) BDE has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000.00 singly or $100,000.00 in the aggregate that has not been waived;

(vii) BDE has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(viii) BDE has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(ix) BDE has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property that relates to the Business outside of the Ordinary Course of Business;

(x) BDE has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of the Acquired Assets;

(xi) BDE has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xii) BDE has not made any loans or advances of money, except for Affiliate transactions; and

(xiii) BDE has not committed to any of the foregoing.

(i) Undisclosed Liabilities.  Except as set forth on Schedule 3(i), BDE does not have any material Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. BDE has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and to its Knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(k) Tax Matters.

(i) BDE has timely filed all Tax Returns that it was required to file or has filed for, and received, an extension with respect to such Tax Return. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  No claim has ever been made by an authority in a jurisdiction where BDE does not file Tax Returns that BDE is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of BDE that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) BDE has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii) There is no dispute or claim concerning any Tax Liability of BDE either (A) claimed or raised by any authority in writing or (B) as to which the BDE (and employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority.

(iv) BDE has not voluntarily waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The unpaid Taxes of BDE (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BDE in filing its Tax Returns.

(vi) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.  BDE is not a party to any Tax allocation or sharing agreement.  BDE has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Intentionally Omitted.

(m) Intellectual Property.

(i) BDE owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted.  Each item of Intellectual Property included in the Acquired Assets will be owned or available for use by Atrinsic on identical terms and conditions immediately subsequent to the Closing hereunder.  Except as set forth on Schedule 3(m)(i), BDE has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses that relates to the Business and will continue to maintain and protect all of the Intellectual Property that it owns or uses that relates to the Business prior to Closing so as not to materially adversely affect the validity or enforceability thereof.

(ii) Except as set forth on Schedule 3(m)(ii), the operation of the Business has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights or privacy rights of third parties, there are no facts that indicate a likelihood of any of the foregoing, and no director, manager or officer of BDE has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BDE must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of BDE, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BDE that relate to the Business.

(iii) The Disclosure Schedule identifies each issued patent and all registrations that have been issued to BDE by a Governmental Authority with respect to any of BDE’s Intellectual Property that relates to the Business, identifies each pending patent application or application for registration that BDE has made with respect to any of its Intellectual Property that relates to the Business, and identifies each license, sublicense, agreement, or other permission that BDE has granted to any third party with respect to any of its Intellectual Property that relates to the Business (together with any exceptions). BDE has made available to Atrinsic correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Atrinsic correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Disclosure Schedule also identifies each registered or unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate), including all software developed by or for BDE used in connection with the Business, and each registered copyright and material unregistered copyright used by BDE in connection with the Business.  After Closing, Atrinsic will have at least a non-exclusive right to use any code incorporated into such software that was not specifically written or developed for use in such software (the “Preexisting Code”) and there are no third-party rights to such Preexisting Code that will materially interfere with Atrinsic’s ownership and use of such software. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule pursuant to this Section:

(A) BDE owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure and BDE has made available to Atrinsic correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of BDE’s Intellectual Property in BDE’s possession;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of BDE, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) BDE has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by BDE, including without limitation, a failure by BDE to pay any required maintenance fees);

(F) there are no maintenance fees, taxes, or actions falling due within 90 days; and

(G) all such Intellectual Property is valid, subsisting, and enforceable.

(iv) BDE has no trade secrets.

(v) The Disclosure Schedule identifies each item of Intellectual Property relating to the Business that any third party owns and that BDE uses pursuant to license, sublicense, agreement, or permission. BDE has made available to Atrinsic correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) in BDE’s possession. With respect to each item of Intellectual Property required to be identified in the Disclosure Schedule pursuant to this Section and to the Knowledge of BDE:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby and no consent of any third party is required in connection with the transfer, assignment and conveyance of such license, sublicense, agreement or permission as a result of the transactions contemplated by this Agreement;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any officer or director of BDE, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H) BDE has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(vi) Except as set forth on the Disclosure Schedule, all former and current employees of BDE have executed written contracts with BDE that assign to BDE all rights to any inventions, improvements, discoveries or information relating to the Business. To BDE’s Knowledge, no employee of BDE has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to any person other than BDE.

(vii)           The Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by BDE to any other person (other than sales commissions paid to employees according to BDE’s standard commissions plan) upon or for the sale or distribution of any BDE product or the use of any Intellectual Property that relates to the Business.

(viii)           To BDE’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or otherwise used in connection with the Business (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such software or any product or system containing or used in conjunction with such software; (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such software or (c) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(ix)           The Disclosure Schedule accurately (i) identifies and describes each item of Open Source Code that is contained in, distributed with, or used in the development of software used in the Business or from which any part of any software used in the Business is derived, (ii) identifies the applicable license for each such item of Open Source Code, and (iii) identifies and describes the software used in the Business to which each such item of Open Source Code relates.  No software used in the Business contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any software used in the Business or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the BDE to use or distribute any software used in the Business.

(x)           No source code for any software used in the Business has been delivered, licensed, or made available to any escrow agent or other Person who is not party to an appropriate confidentiality and non-disclosure agreement or such other measure as is reasonably necessary to protect the proprietary, trade secret or confidential information contained therein.  BDE has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any software used in the Business to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any software used in the Business to any other Person.

(n) Tangible Assets.  The equipment and other tangible assets included in the Acquired Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used.

(o) Contracts.

(i) Schedule 3(o)(i) hereto lists each Acquired Contract.

(ii) In addition, the Disclosure Schedule lists the following contracts and other agreements to which BDE is a party:

(A) any agreement (or group of related agreements) relating to the Business for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(B) any agreement (or group of related agreements) relating to the Business for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to BDE, or involve consideration in excess of $10,000;

(C) any agreement concerning a partnership or joint venture relating to the Business;

(D) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(E) any agreement concerning confidentiality or non-competition relating to the Business;

(F) any agreement involving any BDE stockholder and their Affiliates (other than BDE) relating to the Business; or

(G) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Business or the Acquired Assets.

(iii) BDE has delivered to Atrinsic a correct and complete copy of each Acquired Contract (as amended to date) listed on Schedule 3(o)(i) hereto. Each Acquired Contract is a valid, binding and enforceable obligation of BDE and, to the Knowledge of BDE, the other party or parties thereto, and each Acquired Contract is in full force and effect.  Neither BDE, nor, to the Knowledge of BDE, any other party thereto, is in default under any Acquired Contract by which the Acquired Assets or the Business may be bound or affected or under which such assets, business or operations receive benefits, and, to the Knowledge of BDE, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.

(p) Accounts Receivable.  All accounts receivable of BDE included within the Acquired Assets are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and can be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BDE.

(q) Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of BDE.

(r) Litigation.  The Disclosure Schedule sets forth each instance in which BDE (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of BDE, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(s) Employees.

With respect to the business of BDE:

(A) there is no collective bargaining agreement or relationship with any labor organization, nor has any labor organization or group of employees filed any representation petition or made any written or oral demand for recognition;

(B) there is no workmen’s compensation liability, experience, or matter that could have a Material Adverse Effect; and

(C) there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by BDE (or its officers, managers or directors) of any law, regulation, or contract.

(t) Suppliers.  Since the date of the Most Recent Balance Sheet, no BDE supplier has indicated that it shall stop, or materially decrease the rate of, its supply of services to BDE.

(u) Disclosure.  The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

(v) Investment.  BDE understands and agrees that (i) the Share Consideration has not been, and, except as otherwise provided in the Registration Rights Agreement, will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) it is acquiring the Share Consideration solely for its own account for investment purposes, and not with a view to the distribution thereof other than pursuant to the agreements set forth on Schedule 3(v) hereof , (iii) it is a sophisticated investor with knowledge and experience in business and financial matters, (iv) it has received certain information concerning Atrinsic and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Share Consideration, (v) it is able to bear the economic risk and lack of liquidity inherent in holding the Share Consideration, and (vi) it is an Accredited Investor.

(w) Investigations.  To the Knowledge of BDE, there is no investigation, regulatory action or lawsuit pending or, to the Knowledge of BDE, threatened against BDE by any Governmental Authority and BDE is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transaction contemplated hereunder or (b) otherwise prevent or materially delay performance by BDE of any of its obligations under this Agreement.

(x) Insurance.  The Disclosure Schedule sets forth the following information with respect to BDE’s E&O insurance policy:  the name, and telephone number of the agent; the name of the insurer and each covered insured; the policy number and period of coverage; the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and a description of any other loss-sharing arrangements.  With respect to such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither BDE nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. After the Closing Date, for a period of two (2) years, BDE shall maintain in full force and effect its current levels of E&O insurance as in existence on the Closing Date, which may be satisfied by obtaining a two year “tail” policy providing substantially the same coverage at is currently in effect.

SECTION 4. ATRINSIC’ REPRESENTATIONS AND WARRANTIES.  Atrinsic represents and warrants to BDE that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) Organization of Atrinsic.  Atrinsic is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Atrinsic. The Certificate of Incorporation and By-laws of Atrinsic, copies of which are attached to Section 4(a) of the Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement and as of the Closing.

(b) Authorization of Transaction.  Atrinsic has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atrinsic, with the exception of the Required Atrinsic Vote, which shall be obtained by Atrinsic prior to the Closing.  The Required Atrinsic Vote is the only vote of the holders of any class or series of Atrinsic’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Atrinsic, and, assuming due authorization, execution and delivery by BDE, constitutes the valid and legally binding obligation of Atrinsic, enforceable in accordance with its terms and conditions except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Issuance of Atrinsic Common Stock.  The Atrinsic Common Stock to be issued pursuant to this Agreement has been duly authorized and upon issuance will be validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  The authorized capital stock of Atrinsic consists of (A) 100,000,000 shares of common stock, par value $0.01 per share, and (B) 1,000,000 shares of preferred stock, par value $.10 per share, none of which are designated. As of the close of business on September 29, 2010 (x) (1) 20,915,881 shares of Atrinsic common stock were issued and outstanding, (2) 2,553,370 shares of Atrinsic common stock were reserved for issuance upon the exercise of outstanding options issued by Atrinsic, (3) 314,443 shares of Atrinsic common stock were reserved for issuance upon the exercise of outstanding warrants issued by Atrinsic and (4) 1,043,750 shares of Atrinsic common stock were reserved for issuance upon the vesting of outstanding restricted stock units issued by Atrinsic, and (y) no shares of preferred stock of Atrinsic were outstanding or reserved for issuance.  Except for (i) this Agreement, (ii) the options, warrants and restricted stock units referenced in clauses (B)(x)(2), (3) and (4) above in this Section 4(c), and (iii) agreements described in Atrinsic’s SEC Documents, there are no options, warrants, calls, rights, commitments or agreements to which Atrinsic is a party that obligates Atrinsic to issue or sell any shares of capital stock of Atrinsic.

(d) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Atrinsic is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Atrinsic is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). Atrinsic does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except for (A) the filing with the SEC of the Proxy Statement and such other reports under the Securities Act and the Securities Exchange Act of 1934, as amended, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, if applicable, and (C) notices or filings with The Nasdaq Stock Market, Inc. (“NASDAQ”) in connection with the issuance by Atrinsic of the Share Consideration.

(e) Brokers’ Fees.  Atrinsic has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which BDE could become liable or obligated.

(f) Exchange Act Filings.  Atrinsic has filed, or furnished, as applicable, all reports and other documents as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission since January 1, 2008 (the “Atrinsic SEC Documents”).  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Atrinsic SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Atrinsic SEC Documents, and none of the Atrinsic SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Atrinsic included in the Atrinsic SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Atrinsic and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the Atrinsic’s SEC Documents.

(g) Investigations.  To the Knowledge of any director or officer of Atrinsic, there is no investigation, regulatory action or lawsuit pending or, to the knowledge of the directors, officers and management of Atrinsic, threatened against Atrinsic and Atrinsic is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereunder or (b) otherwise prevent or materially delay performance by Atrinsic of any of its obligations under this Agreement.

SECTION 5. PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General.  Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents.  Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of all third parties, including without limitation, governments and governmental agencies, in connection with the matters referred to in Section 3(c) and Section 4(d) above.

(c) BDE Required Consents. Without limiting Section 5(b) hereof, BDE will give any notices to, and use its best efforts to obtain any authorizations, consents, approvals and assignments from the parties identified on Schedule 5(c) hereto in order to effectuate the transactions contemplated hereby, in forms reasonably acceptable to Atrinsic.

(d) Other Agreements.  BDE will use its best efforts to obtain any waivers necessary so as to ensure that Atrinsic is not subject to the terms of the agreements set forth on Schedule 5(d) hereof (or any court ordered judgments or consent judgments contemplated therein) at and following the Closing, with such waivers being in a form reasonably acceptable to Atrinsic.

(e) Operation of Business.  Each of the Parties will not take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, BDE will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above.

(f) Preservation of Business.  Each of the Parties will keep their business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees and will not decrease the coverage provided by its E&O insurance policy.  In addition, each Party will use all reasonable efforts to maintain its rights, franchises, licenses and other authorizations issued by Governmental Authorities.

(g) Notice of Developments.  Prior to Closing, each Party will give prompt written notice to the other Party of any material adverse development occurring after the date of this Agreement which causes or reasonably could be expected to cause a breach of any of its own representations and warranties in Section 3 and Section 4 above and, if waived in writing by the other Party, the Party providing such disclosure pursuant to this Section 5(g) shall be permitted, prior to Closing, to amend or supplement its Disclosure Schedule to prevent or cure any misrepresentation, breach of warranty, or breach of covenant caused by such material adverse development.

(h) Exclusivity.  BDE will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any securities, or any substantial portion of the assets, of BDE (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  BDE will notify Atrinsic immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 6. ADDITIONAL AGREEMENTS.

(a) Preparation of Proxy Statement; Stockholders Meetings.

(i) As soon as practicable following the date of this Agreement, BDE and Atrinsic shall cooperate in preparing and shall cause to be filed with the SEC proxy materials which shall constitute the proxy statement relating to the matters to be submitted to Atrinsic stockholders at its stockholder meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”).  Atrinsic shall use commercially reasonable best efforts to have the Proxy Statement cleared by the SEC and to mail the Proxy Statement to Atrinsic’s stockholders as promptly as practicable thereafter.  Atrinsic shall, as promptly as practicable after receipt thereof, provide BDE with copies of any written comments and advise BDE of any oral comments with respect to the Proxy Statement that pertain to the Business of BDE that are received from the SEC. Atrinsic shall cooperate and provide BDE with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement that relates to the Business of BDE prior to filing such with the SEC.

(A) None of the information supplied or to be supplied by BDE for inclusion or incorporation by reference in the (A) Proxy Statement will, at the time the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Proxy Statement will, at the date of mailing to Atrinsic stockholders and at the times of the meetings of stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement.

(B) Atrinsic will advise BDE, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Closing Date any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Atrinsic.

(C) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without prior notice to BDE.

(ii) Atrinsic shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Proxy Statement is mailed to its stockholders (the “Atrinsic Stockholders Meeting”) for the purpose of obtaining the Required Atrinsic Vote with respect to the issuance of the Share Consideration.

(iii) BDE shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Proxy Statement is mailed to the Atrinsic stockholders (the “BDE Stockholders Meeting” and, together with the Atrinsic Stockholders Meeting, the “Required Stockholders Meetings”) for the purpose of obtaining the Required BDE Vote with respect to the transactions contemplated by this Agreement.

(b) Access to Information; Confidentiality.

(i) Upon reasonable notice, Atrinsic and BDE shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, records and officers and, during such period, each of Atrinsic and BDE shall (and shall cause each of their respective Subsidiaries to) make available to the other such information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable antitrust laws, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.

(ii) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated May ___, 2010, between Atrinsic and BDE (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(iii) No such investigation by either Atrinsic and BDE shall affect the representations and warranties of the other.

(c) Issuance of Signing Share Consideration.  In exchange for entering into that certain Amendment No. 1 to Marketing Services Agreement and that certain Amendment No. 1 to Master Services Agreement concurrently with the execution of this Agreement, forms of which are attached hereto as Schedule 6(c), promptly following the execution of this Agreement, Atrinsic will deliver to BDE the Signing Share Consideration.

(d) Governance.  On or prior to the Closing Date, Atrinsic’s Board of Directors shall take such actions as are necessary to cause the number of directors that will comprise the Board of Directors of Atrinsic at the Closing Date to be seven (7) persons. Immediately following the Closing Date, the Board of Directors of Atrinsic shall consist of: (i) five (5) members selected by Atrinsic and (ii) two (2) members selected by BDE, which BDE members shall be reasonably acceptable to the Board of Directors of Atrinsic.  BDE agrees to provide Atrinsic with the names of its proposed directors on or before the Closing.

SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE.

(a) Conditions to Atrinsic’ Obligation.  Atrinsic’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of date hereof, and shall also be true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the applicable date;

(ii) BDE shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case BDE shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) BDE shall have received all authorizations, consents, and approvals of governments, governmental agencies and third parties specified in Section 5(b) and Section 5(c) above in forms reasonably acceptable to Atrinsic;

(iv) BDE shall have received the waivers specified in Section 5(d) above in forms reasonably acceptable to Atrinsic;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially adversely affect the right of Atrinsic to own the Acquired Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) BDE shall have delivered to Atrinsic a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(v) is satisfied in all respects;

(vii) BDE shall have delivered to Atrinsic documents evidencing the release of all Liens on the Acquired Assets;

(viii) BDE shall have delivered to Atrinsic a certificate of the secretary of BDE, dated the Closing Date, in form and substance reasonably satisfactory to Atrinsic, as to: (i) the current charter and bylaws of BDE; (ii) good standing certificates dated within ten (10) days of the Closing Date from the state of Delaware; (iii) the resolutions of the board of directors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of BDE executing this Agreement or any other agreement contemplated by this Agreement;

(ix) BDE shall have executed, acknowledged (if appropriate), and delivered to Atrinsic (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto or as otherwise may be agreed upon by the Parties, including for the Kazaa trademark and all third party licenses required to operate the Business, (B) the Patent License; (C) the Transition Services Agreement (if deemed necessary by the Parties); (D) the Registration Rights Agreement and (E) such other instruments of sale, transfer, conveyance, and assignment as Atrinsic and its counsel may reasonably request, in forms reasonably acceptable to Atrinsic;

(x) Atrinsic shall have obtained the Required Atrinsic Vote and BDE shall have obtained the Required BDE Vote;

(xi)  Atrinsic shall have received an opinion of The Mentor Group to the effect that the Share Consideration is fair, from a financial point of view, to Atrinsic;

(xii) Atrinsic shall have completed its due diligence on the Business of BDE to its satisfaction; provided however, that this provision shall lapse thirty (30) days following the date that BDE provides written notice to Atrinsic that all material diligence materials reasonably requested by Atrinsic pursuant to its due diligence request list previously made available to BDE have been provided to Atrinsic and its advisors.

(xiii) Atrinsic shall have received audited financial statements of the Business for the fiscal year ended December 31, 2009;

(xiv) Atrinsic and BDE shall have entered into a transitional services agreement on terms and conditions mutually approved by the parties;

(xv) the Marketing Services Agreement and the Master Services Agreement shall each have been terminated in a manner reasonably satisfactory to each of the Parties; and

(xvi) all actions to be taken by BDE in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Atrinsic.

Atrinsic may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to BDE’s Obligation.  BDE’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of date hereof, and shall also be true and correct as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the applicable date;

(ii) Atrinsic shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Atrinsic shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Atrinsic shall have delivered to BDE a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(ii) is satisfied in all respects;

(v) Atrinsic shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(d) above; and

(vi) Atrinsic shall have delivered to BDE a certificate of the secretary of Atrinsic, dated the Closing Date, in form and substance reasonably satisfactory to BDE, as to: (i) the resolutions of the Board of Directors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Atrinsic executing this Agreement or any other agreement contemplated by this Agreement;

(vii) Atrinsic shall have executed, acknowledged (if appropriate), and delivered to BDE (A) assumptions in the form attached hereto; (B) the Patent License; (C) the Transition Services Agreement (if deemed necessary by the Parties); (D) the Registration Rights Agreement and (E) such other instruments of assumption as BDE and its counsel may reasonably request;

(viii) Atrinsic shall have delivered to BDE the consideration specified in Section 2(c) above;

(ix) Atrinsic shall have obtained the Required Atrinsic Vote and BDE shall have obtained the Required BDE Vote;

(x) Atrinsic shall have set the number of directors constituting the entire Board of Directors at seven (7), and two (2) nominees designated by BDE shall have been appointed as a members of the Board of Directors of Atrinsic with such appointments to be effective upon the Closing and Atrinsic shall have entered into its standard form indemnification agreement with each such director appointee;

(xi) Atrinsic and BDE shall have entered into a transitional services agreement on terms and conditions mutually approved by the parties;

(xii) the Marketing Services Agreement and the Master Services Agreement shall each have been terminated in a manner reasonably satisfactory to each of the Parties; and

(xiii) all actions to be taken by Atrinsic in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to BDE.

BDE may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

SECTION 8. TERMINATION.

(a) Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i) Atrinsic and BDE may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Atrinsic may terminate this Agreement by giving written notice to BDE at any time prior to the Closing (A) in the event BDE has materially breached any representation, warranty, or covenant contained in this Agreement, Atrinsic has notified BDE of the breach, and the breach has continued without cure, if capable of being cured, for a period of 15 days after the notice of breach; provided, however, that if the breach is not capable of being cured, Atrinsic shall have the right to immediately terminate this Agreement by notice to BDE or (B) if the Closing shall not have occurred on or before July 11, 2011, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Atrinsic itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) BDE may terminate this Agreement by giving written notice to Atrinsic at any time prior to the Closing (A) in the event Atrinsic has materially breached any representation, warranty, or covenant contained in this Agreement, BDE has notified Atrinsic of the breach, and the breach has continued without cure, if capable of being cured, for a period of 15 days after the notice of breach; provided, however, that if the breach is not capable of being cured, BDE shall have the right to immediately terminate this Agreement by notice to Atrinsic or (B) if the Closing shall not have occurred on or before July 11, 2011, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from BDE itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder (except those set forth in Section 6(b)(ii)) shall terminate without any Liability of any Party to any other Party for such termination (except for any Liability that accrues from a breach of this Agreement).

SECTION 9. POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing:

(a) General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).  Without limiting the generality of the foregoing, if reasonably requested by Atrinsic, BDE will provide reasonable assistance to Atrinsic in preparing Atrinsic’s audited financial statements relating to the business represented by the Acquired Assets and Assumed Liabilities, including providing Atrinsic and its auditors access to and copies of such accounting books and records of BDE at reasonable times at such places as not to interrupt the business of BDE.

(b) Consent to Assignment.  This Agreement shall not constitute an agreement to assign any interest in any Acquired Contract or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof or affect adversely the rights of Atrinsic or BDE thereunder.  If a consent of a third party which is required in order to assign any interest is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of BDE to convey their interest to Atrinsic, BDE shall cooperate with Atrinsic in any lawful arrangement to provide that Atrinsic shall receive BDE’s entire interest in the benefits under any such Acquired Contract, including, without limitation, enforcement for the benefit of Atrinsic of any and all rights of BDE against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this Section 9(b) shall affect the liability, if any, of BDE pursuant to this Agreement for failing to have disclosed the need for such consent or approval; and provided, further, that nothing contained in this Section 9(b) shall obligate Atrinsic to waive the satisfaction of the conditions precedent set forth in Section 7 of this Agreement.

(c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the date hereof involving a Party, the other Party will cooperate with it and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

(d) Covenant Not to Compete.  For a period of two years from and after the Closing Date, BDE will not engage in a subscription-based music service or a substantially similar business that competes with the Business as conducted as of the Closing Date, worldwide.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e) Stock Certificates.  Each certificate representing the Share Consideration will be imprinted with a legend substantially in the following form:

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable.

Each holder desiring to transfer Atrinsic Common Stock first must furnish Atrinsic with (A) (i) a written opinion reasonably satisfactory to Atrinsic in form and substance from counsel reasonably satisfactory to Atrinsic by reason of experience to the effect that the holder may transfer the Atrinsic Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Atrinsic in form and substance agreeing to the restrictions on transfer contained herein, or (B) a written opinion reasonably satisfactory to Atrinsic that all appropriate action necessary for compliance with the registration requirements of the Securities Act of 1933 has been taken.  Notwithstanding the foregoing but subject at all times to compliance with the Securities Act of 1933 and any applicable state securities laws, Atrinsic agrees that shares of Atrinsic Common Stock may be transferred by BDE to the parties to the agreements set forth on Schedule 3(v) hereof and Atrinsic will cooperate with BDE in connection with such transfers.

(f) Exchange Act Compliance.  During the period beginning upon the Closing and ending on the first anniversary of the Closing, Atrinsic (i) agrees to utilize its commercially reasonable efforts to remain a Section 12(g) reporting company in compliance with the Exchange Act and (ii) covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed pursuant to the Exchange Act.

(g) Insurance.  After the Closing Date, for a period of two (2) years, BDE shall maintain in full force and effect its current levels of E&O insurance as in existence on the Closing Date, which may be satisfied by obtaining a two year “tail” policy providing substantially the same coverage as is currently in effect.

(h) Name Change.  After the Closing Date:  (a) Altnet shall promptly change its name from “Altnet, Inc.” to a name not including the words “Altnet” or any part or colorable imitation thereof (the “Prohibited Names”); and (b) Altnet shall cease and shall not at any time after the Closing Date use any Prohibited Names, or establish any business entity that has a name including, any of the Prohibited Names.

SECTION 10. INDEMNIFICATION.

(a) Survival of Representations and Warranties.  Except as set forth in the immediately following sentences, all of the representations and warranties of Atrinsic and BDE contained in this Agreement shall survive the Closing and continue in full force and effect for a period of 1 year thereafter. The representations and warranties of BDE contained in Section 3(k) of this Agreement shall survive the Closing and continue in full force and effect until thirty (30) calendar days following the expiration of any applicable statute of limitations; the representations and warranties of BDE contained in Section 3(m) shall survive the Closing and continue in full force and effect for a period of two (2) years thereafter; and the representations and warranties of BDE contained in Sections 3(a) and (b) of this Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers).  The representations and warranties of Atrinsic contained in Sections 4(a) and (b) of the Agreement shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitation.

(b) Indemnification Provisions for Atrinsic's Benefit.  BDE shall indemnify Atrinsic from and against the entirety of any Adverse Consequences Atrinsic may suffer (including any Adverse Consequences Atrinsic may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (or in the event any third party alleges facts that, if true, would mean BDE has breached) of BDE’s representations, warranties, and covenants contained herein; provided that with respect to breaches of representations and warranties, Atrinsic makes a written claim for indemnification against BDE within the applicable survival period; (ii) the operation of BDE’s business at anytime, whether before or after the Closing Date, or the ownership, use or possession of the Acquired Assets prior to the Closing Date, including, without limitation, any action or claim brought by any third party or governmental entity against Atrinsic as a successor in interest to BDE that is based on facts that arose on or before the Closing Date or on acts or omissions occurring on or before the Closing Date (other than the Assumed Liabilities), and (iii) the Retained Liabilities.  Other than breaches or alleged breaches of Sections 3(a) and (b) of this Agreement for which BDE’s indemnification obligations hereunder shall immediately apply, BDE shall not have any obligation to indemnify Atrinsic from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of BDE until Atrinsic has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $75,000 aggregate threshold (at which point BDE will be obligated to indemnify Atrinsic from and against all such Adverse Consequences in excess of $75,000). The aggregate indemnification obligation under Section 10(b)(i) for any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of BDE shall not exceed ten (10) percent of the Share Consideration or, with respect to a breach (or alleged breach) of Sections 3(a), (b) and (k) of this Agreement, the aggregate value of the Share Consideration, in each case valued as of the Closing Date based on the average closing price of the Atrinsic Common Stock during the ten (10) consecutive trading days immediately preceding the Closing Date (the “Closing Share Value”).

(c) Indemnification Provisions for BDE’s Benefit.  Atrinsic shall indemnify BDE from and against the entirety of any Adverse Consequences BDE may suffer (including any Adverse Consequences BDE may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach (or in the event any third party alleges facts that, if true, would mean Atrinsic has breached) of Atrinsic’s representations, warranties, and covenants contained herein; provided that with respect to breaches of representations and warranties, BDE makes a written claim for indemnification against Atrinsic within the applicable survival period; and (ii) the operation of Atrinsic’s business at anytime, whether before or after the Closing Date, or the ownership, use or possession of the Acquired Assets after the Closing Date (other than Liabilities which are excluded from the definition of Assumed Liabilities) and for the Assumed Liabilities.  Other than breaches or alleged breaches of Sections 4(a) and (b) of this Agreement for which Atrinsic’s indemnification obligations hereunder shall immediately apply, Atrinsic shall not have any obligation to indemnify BDE from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Atrinsic until BDE has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point Atrinsic will be obligated to indemnify BDE from and against all such Adverse Consequences in excess of $25,000). The aggregate indemnification obligation under Section 10(c)(i) for any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Atrinsic shall not exceed ten (10) percent of the Share Consideration or, with respect to a breach (or alleged breach) of Sections 4(a) and (b) of this Agreement, the aggregate value of the Share Consideration, in each case valued as of the Closing Date based on the average share price of the Atrinsic Common Stock during the ten (10) consecutive trading days immediately preceding the Closing Date.

(d) Matters Involving Third Parties.

(i) If any third party notifies either Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim (subject to any applicable limitations on liability set forth in this Section 10), (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (D) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless there is a complete release of the Indemnified Party specifically included in any settlement agreement. The Indemnified Party shall provide the Indemnifying Party and its counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

(iv) In the event any of the conditions in Section 10(d)(ii) above is or becomes unsatisfied, or if the Indemnifying Party fails to defend or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, subject to the prior written consent of the Indemnifying Party (not to be unreasonably withheld), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 10.

(e) Determination of Adverse Consequences.  All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price for tax purposes and such agreed treatment shall govern for purposes of this Agreement.

(f) Payment in Shares.  Subject to applicable Law, BDE may satisfy all or a portion of its indemnification obligations under this Section 10 by delivery to Atrinsic of that number of shares of the Share Consideration as is equal to (x) the amount of the indemnification payments BDE chooses to satisfy by delivery of shares, divided by (y) the Closing Share Value.

(g) Exclusive Remedy for Representations and Warranties.  Other than with respect to breaches of a Party’s representations and warranties hereunder which are the result of fraud or intentional misrepresentation (for which all statutory, equitable, or common law remedies that a Party may have in its favor shall be available), the rights and obligations of the parties under this Section 10 are the exclusive rights and obligations of the Parties with respect to any breach of any representation or warranty in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder (other than equitable remedies, if applicable) would otherwise be entitled as a result of such breach.

SECTION 11. MISCELLANEOUS.

(a) Press Releases and Public Announcements.  The Parties shall use commercially reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the prior review by such other Party.

(b) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, providing that confirmation of receipt has been obtained, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to BDE:	Attention: Anthony Neumann
14011 Ventura Boulevard, Suite 501
Sherman Oaks, California 91423
818-386-2181 (Direct)
818-386-2179 (Facsimile)

If to Atrinsic:	Attention: Chief Financial Officer
469 7th Avenue, 10th Floor
New York, NY 10018
Fax: (845) 503-2213
Phone: (212) 716-1977

Copy to:	Stubbs, Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attention: Scott Galer
Fax: (818) 444-6313
Phone: (818) 444-4513

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Atrinsic and BDE.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by BDE when due, and BDE will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything to the contrary contained herein, each of BDE and Atrinsic shall bear one-half of the cost of any transfer or sales taxes resulting from the transfer of the Acquired Assets.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(m) Incorporation of Exhibits and Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event BDE breaches this Agreement, money damages would be inadequate and Atrinsic would have no adequate remedy at law, so that Atrinsic shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, NY, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11(g) above. Nothing in this Section 11(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p) Governing Language.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(q) Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(r) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(s) Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ATRINSIC, INC., a Delaware corporation

By:	/s/ Thomas Plotts

BRILLIANT DIGITAL ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Kevin Bermeister
	CEO	, Chief Executive Officer

ALTNET, INC., a Delaware corporation

By:	/s/ Kevin Bermeister
	CEO	, Chief Executive Officer